Exhibit 10.1

Demand Note and Loan Agreement

Boca Raton, Florida
$471,825	December 31, 2016

For Value Received, Banyan Rail Services Inc., a Delaware Corporation (“Company”), promises to pay to Boca Equity Partners LLC, a Delaware limited liability company, its successors and assigns (“Holder”), the principal advanced by Holder to the Company hereunder as reflected on the attached loan schedule (each an “Advance”), plus interest on the aggregate unpaid principal balance from time to time outstanding at the rate of 10.0% per annum from the date advanced, in accordance with the terms of this Demand Note and Loan Agreement (this “Note”). Holder may, but is not required to, make Advances to the Company as the Company may from time to time request, and the attached loan schedule shall be updated to reflect each Advance as and when it is made. This Note replaces a $250,000 Demand Note and Loan Agreement from the Company to Holder dated July 27, 2016 (the “July Note”), and the July Note is hereby cancelled and terminated. The initial principal amount of this Note represent advances from Holder to Company under the July Note, advances made since the date of the July Note, and interest accrued thereon, which totals $471,825 as of December 31, 2016.

1.	Maturity Date. The Holder may call for payments of outstanding principal and interest under this Note at any time or from time to time by giving notice in writing to the Company at least five business days before the date payment is due (the “Maturity Date”). This Note may be prepaid in whole or in part at any time without penalty.

2.	Events of Default. The occurrence of any of the following constitutes an “Event of Default:”

a)	the Company fails to make full and timely payments when due under this Note;

b)	the Company breaches any material representation or warranty made herein;

c)	the Company fails to comply with any covenant set forth herein and such failure is not cured within five business days after Holder has notified the Company of the failure; or

d)	the Company files or consents to a filing against it of bankruptcy or a bankruptcy proceeding is begun against it and not dismissed or stayed within thirty (30) days or it consents to the appointment of a receiver, custodian or trustee.

3.	Remedies. If an Event of Default occurs and continues to exist, then the Company will pay to Holder, in addition to all amounts due under this Note, all costs of collection, including reasonable attorneys’ fees.

4.	Miscellaneous.

a)	The Company hereby waives presentment, demand, protest and notice of dishonor or non-payment, and hereby waives, to the extent permitted by law, any right to have a jury participate in resolving or determining any dispute, whether sounding in contract, tort or otherwise, between Company and the Holder arising out of or in any way relating to this Note.

b)	Holder’s failure to exercise any right or remedy available to it hereunder or at law or in equity, or any delay in exercising any such right or remedy, shall not operate as a waiver of any of Holder’s rights.

c)	This Note shall be governed and construed in accordance with the laws of the State of Florida. Any action arising out of or relating to this Note must be brought, if at all, in the courts of the State of Florida. The parties hereby waive any objections they might otherwise have to such venue and forum, whether on the basis of inconvenience, lack of personal jurisdiction or otherwise and hereby irrevocably consent to personal jurisdiction in such forum and venue.

d)	The provisions hereof shall inure to the benefit of, and shall be binding upon, the Company, Holder and their respective, successors and permitted assigns.

Banyan Rail Services Inc.

/s/ Paul S. Dennis
By Paul S. Dennis, Interim CEO and CFO

Loan Schedule

Date of Advance	Amount Advanced
December 31, 2016 (beginning balance)	$471,825
Total:	$471,825